BIOLASE Announces Annual Meeting Date and Record Date

IRVINE, Calif.— March 6, 2015— BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, is pleased to announce that its 2015 Annual Meeting of Stockholders will be held on April 27, 2015, at 11:00 a.m. Pacific Time at the Company’s corporate headquarters, located at 4 Cromwell, Irvine, California 92618. The Board of Directors has established April 1, 2015 as the record date for determining the stockholders entitled to vote at the 2015 Annual Meeting of Stockholders.

The deadline for notice of stockholder proposals and nominations under the Company’s amended and restated bylaws is March 16, 2015, and the deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934 is March 26, 2015.

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About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry and medicine and offer benefits and value to healthcare professionals and their patients. The Company’s proprietary laser products incorporate approximately 250 patented and 100 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 27,600 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Source: BIOLASE, Inc.

CONTACT:

Daniel Goldstein / Steven Goldberg
Sard Verbinnen & Co
310-201-2040

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